EXHIBIT 4.24

PLEDGE AGREEMENT

THIS PLEDGE AGREEMENT, dated as of March 11, 2003, by and between PUGET SOUND ENERGY, INC., a corporation organized and existing under the laws of the State of Washington (hereinafter called the “Company”), and WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION, a national banking association, as trustee (hereinafter called the “Trustee”) under an Indenture of Trust dated as of March 1, 2003 (hereinafter called the “Indenture”) between the City of Forsyth, Rosebud County, Montana, a political subdivision and municipal corporation organized and existing under the constitution and laws of the State of Montana (hereinafter called the “Issuer”), and the Trustee;

WHEREAS, the Company has created two new series of senior notes, the 5.00% Senior Medium-Term Notes Series C, due March 1, 2031, and the 5.10% Senior Medium-Term Notes Series C, due March 1, 2031 (collectively hereinafter called the “Senior Notes”), to be issued under the Senior Note Indenture, dated as of December 1, 1997, between the Company and U.S. Bank National Association, as trustee (the “Senior Note Trustee”), as supplemented and amended by three supplemental indentures heretofore executed by the Company, including a Third Supplemental Indenture, dated as of October 1, 2000 (said Indenture, as so amended and supplemented, and said Third Supplemental Indenture being hereinafter called the “Senior Note Indenture” and the “Supplemental Indenture,” respectively); and

WHEREAS, as contemplated by the Indenture and the Loan Agreement, dated as of March 1, 2003 (hereinafter called the “Loan Agreement”) between the Company and the Issuer, the Company proposes to pledge the Senior Notes to the Trustee as collateral security for the obligations of the Company under the Loan Agreement;

NOW, THEREFORE, in consideration of the premises and the foregoing and other good and valuable consideration, the Company and the Trustee do hereby agree, for the benefit of the owners from time to time of the Refunding Bonds (as defined in Section 1.1), as follows:

ARTICLE I — THE PLEDGE

Section 1.1

The Company herewith delivers to and pledges with the Trustee, for the benefit of the owners from time to time of $138,460,000 aggregate principal amount of the Issuer’s Pollution Control Revenue Refunding Bonds (Puget Sound Energy Project) Series 2003A and $23,400,000 aggregate principal amount of the Issuer’s Pollution Control Revenue Refunding Bonds (Puget Sound Energy Project) Series 2003B (collectively, the “Refunding Bonds”), and the Trustee hereby acknowledges receipt of, the Senior Notes in an aggregate principal amount of $161,860,000. The Senior Notes are registered in the name of the Trustee or its nominee, as collateral security for the obligation of the Company under the Loan Agreement to pay sums sufficient for the payment of the principal of, and premium, if any, and interest on, the Refunding Bonds. The Senior Notes mature on such date and in such principal amount and contain such redemption provisions that, upon the maturity or redemption of the Refunding Bonds, there shall mature or be redeemable Senior Notes equal in principal amount to the Refunding Bonds then to mature or be redeemable. The Senior Notes bear interest at the same rate borne by the Refunding Bonds.

Section 1.2

Anything herein to the contrary notwithstanding, the Company shall receive a credit against its obligations to make any payment of principal of or premium, if any, or interest on, the Senior Notes, whether at maturity, upon redemption or otherwise, and such obligations shall be fully or partially, as the case may be, satisfied and discharged, in an amount equal to the amount, if any, paid by the Company under the Loan Agreement, or otherwise satisfied or discharged, in respect of the principal of, or premium, if any, or interest on, the Refunding Bonds. The obligations of the Company to make such payment of principal of or premium, if any, or interest on, such Senior Notes shall be deemed to have been reduced by the amount of such credit.

Section 1.3

The Trustee shall have and may exercise, in the manner and upon the terms and conditions set forth herein and in the Indenture, and in the Senior Note Indenture and the Supplemental Indenture, all the rights and remedies provided in the Senior Note Indenture and Supplemental Indenture for holders of senior notes issued thereunder, including, without limitation, the right to receive payments of principal of and premium, if any, and interest on, the Senior Notes.

Section 1.4

The Trustee shall use any moneys received by it with respect to the Senior Notes to make the corresponding payment then due of principal of or premium, if any, or interest on, the Refunding Bonds. Any proceeds of the Senior Notes in excess of the amounts necessary to pay in full the principal of and premium, if any, and interest on, the Refunding Bonds shall be remitted promptly to the Company.

Section 1.5

At the time any Refunding Bond ceases to be Outstanding (as such term is defined in the Indenture), the Trustee shall surrender to the Senior Note Trustee for cancellation Senior Notes equal in aggregate principal amount to the excess, if any, of (i) the aggregate principal amount of the Senior Notes then held by the Trustee, over (ii) the aggregate principal amount of the Refunding Bonds then Outstanding. The Senior Notes so surrendered shall be deemed to be satisfied and discharged and the obligations of the Company thereunder and hereunder in the case where all the Refunding Bonds cease to be Outstanding shall be terminated (except that the provisions of Section 2.1 hereof shall survive).

ARTICLE II — COVENANTS OF THE COMPANY

Section 2.1

The Company will indemnify and hold the Trustee free and harmless from any loss, claim, damage, tax, penalty, liability, disbursement, litigation expenses, attorneys’ fees and expenses or court costs incurred by the Trustee, except as a result of its negligence or bad faith, arising out of the execution or performance by the Trustee of this Agreement or the exercise by the Trustee of any right or remedy as the holder of the Senior Notes.

ARTICLE III — COVENANTS OF THE TRUSTEE

Section 3.1

The Trustee covenants that it will not sell, assign or transfer the Senior Notes, except to its nominee or as required to effect transfer to any successor trustee under the Indenture. To effect compliance with this restriction, the Company may take such actions as it shall deem to be desirable, including (a) the placing of a legend on each Senior Note in substantially the following form:

This note is nontransferable except as required to effect transfer by the Trustee to its nominee or to any successor trustee under the Indenture of Trust dated as of March 1, 2003 between the City of Forsyth, Rosebud County, Montana, and Wells Fargo Bank Northwest, National Association, as Trustee or by the Trustee’s nominee to the Trustee under such Indenture of Trust.

and (b) the issuance of stop transfer instructions to the Senior Note Trustee and any other transfer agent under the Senior Note Indenture.

Section 3.2

In the event the Trustee does not timely receive amounts for the payment of principal of, premium, if any, or interest on, the Refunding Bonds from the Company in accordance with the Indenture and the Loan Agreement, or written confirmation from the Company or its agent of such payment by or on behalf of the Company to the owners of the Refunding Bonds, the Trustee shall immediately give telephonic or telegraphic notice thereof to the Company, but the Trustee shall incur no liability for failure to give such notice and such failure shall have no effect on the obligations of the Company under the Indenture, the Senior Note Indenture, the Supplemental Indenture and the Loan Agreement or the rights of the Trustee or the owners of the Refunding Bonds.

ARTICLE IV — MISCELLANEOUS

Section 4.1

All notices, certificates, requests or other communications hereunder shall be given in the manner and addressed to the addresses set forth in Section 12.08 of the Indenture.

Section 4.2

This Agreement shall not be deemed to create any right in, or to be in whole or in part for the benefit of, any person other than the Trustee, the Company, the owners from time to time of the Refunding Bonds, and their successors and assigns. This Agreement is entered into by the Company for the benefit of the owners from time to time of the Refunding Bonds and the Trustee and may be enforced on behalf of the owners of the Refunding Bonds only by the Trustee or any successor trustee under the Indenture.

Section 4.3

This Agreement may be amended in any respect but only by written agreement of the parties hereto. With respect to an amendment or modification of the Senior Note Indenture or the Senior Notes, the Trustee shall exercise its rights as a holder of the Senior Notes only in accordance with the terms of the Indenture and the Senior Note Indenture.

Section 4.4

In the event any obligation created by this Agreement shall be breached by either of the parties, such breach may thereafter be waived by the other party, unless such waiver is prohibited by the Indenture, but any such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.

Section 4.5

This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original; but such counterparts shall together constitute but one and the same Agreement.

Section 4.6

If any clause, provision or section of this Agreement be held illegal or invalid by any court, the invalidity of such clause, provision or section shall not affect any of the remaining clauses, provision or sections hereof, and this Agreement shall be construed and enforced as if such illegal or invalid clause, provision or section had not been contained herein.

Section 4.7

The laws of the State of Washington shall govern the construction of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Pledge Agreement to be duly executed, effective the day and year first above written.

PUGET SOUND ENERGY, INC.

By	/s/ Donald E. Gaines
Donald E. Gaines Vice President Finance and Treasurer

WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION, as Trustee

By	/s/ Alice Garrett
Vice President

5